Exhibit (1)(a)

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This AMENDED AND RESTATED DISTRIBUTION AGREEMENT (“Agreement”) dated as of August 4, 2021 is entered into by and between Midland National Life Insurance Company (“Insurer”), an Iowa domiciled insurance company, on its behalf and on behalf of each separate account identified in Schedule 1 hereto, and Sammons Financial Network, LLC (“Distributor”), a Delaware limited liability company.

WITNESSETH:

WHEREAS, Distributor is a broker-dealer that engages in the distribution of variable insurance products and serves as a wholesaler of mutual funds; and

WHEREAS, Insurer desires to issue certain variable insurance products described more fully below to the public through Distributor acting as principal underwriter;

NOW, THEREFORE, in consideration of their mutual promises, Insurer and Distributor hereby agree as follows:

1.	Additional Definitions

a.

Contracts -- The class or classes of insurance contracts set forth on Schedule 1 to this Agreement as in effect at the time this Agreement is executed, and such other classes of insurance contracts that may be added to Schedule 1 from time to time in accordance with Section 12(b) of this Agreement, and including any riders to such contracts and any other contracts offered in connection therewith. For this purpose and under this Agreement generally, a “class of Contracts” shall mean those Contracts issued by Insurer on the same policy form or forms and covered by the same Registration Statement.

b.

Registration Statement -- At any time that this Agreement is in effect, each currently effective registration statement filed with the SEC under the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to a class of Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment. For purposes of Section 9 of this Agreement, the term “Registration Statement” means any document which is or at any time was a Registration Statement within the meaning of this Section 1(b).

c.

Prospectus -- The prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term “Prospectus” shall refer to the most recently filed prospectus filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed. For purposes of Section 9 of this Agreement, the term “any Prospectus” means any document which is or at any time was a Prospectus within the meaning of this Section l(c).

d.	Fund -- An investment company in which the Separate Account invests.

e.

Separate Account -- A separate account supporting a class or classes of Contracts and specified on Schedule 1 as in effect at the time this Agreement is executed, or as it may be amended from time to time in accordance with Section l2(b) of this Agreement.

f.	1933 Act -- The Securities Act of 1933, as amended.

g.	1934 Act --The Securities Exchange Act of 1934, as amended.

h.	1940 Act -- The Investment Company Act of 1940, as amended.

i.	SEC -- The U.S. Securities and Exchange Commission.

j.	FINRA -- The Financial Industry Regulatory Authority, Inc.

k.	Regulations -- The rules and regulations promulgated by the SEC under the 1933 Act, the 1934 Act and the 1940 Act as in effect at the time this Agreement is executed or thereafter promulgated.

1.

Selling Broker-Dealer -- A person registered as a broker-dealer and licensed as a life insurance agency, or affiliated with a person so licensed, and authorized to offer and sell the Contracts pursuant to a selling agreement as provided for in Section 4 of this Agreement.

m.	Agents Manual -- The agents manual and other written rules, regulations and procedures provided by Insurer to insurance agents appointed to sell the Contracts, as revised from time to time.

n.

Representative -- When used with reference to Distributor or a Selling Broker-Dealer, an individual who is a registered representative or registered principal as defined under FINRA rules, and any person who is an associated person as that term is defined under the 1934 Act.

o.	Application -- An application for a Contract.

p.	Premium -- A payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.

q.	Service Center -- The service center identified in the Prospectus as the location at which Premiums and Applications are accepted.

2.	Authorization and Appointment

a.

Scope of Authority. Insurer hereby authorizes Distributor on an exclusive basis, and Distributor accepts such authority, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the 1934 Act and conditions herein, to be the distributor and principal underwriter for the sale of the Contracts in each state and other jurisdiction in which the Contracts may lawfully be sold during the term of this Agreement. Insurer hereby authorizes Distributor to grant authority to Selling Broker-Dealers to solicit Applications and Premiums to the extent Distributor deems appropriate and consistent with the marketing program for the Contracts or a class of Contracts, subject to the conditions set forth in Section 4 of this Agreement. The Contracts shall be offered for sale and distribution at premium rates set from time to time by Insurer. Distributor shall use its best efforts to market the Contracts actively through Selling Broker-Dealers in accordance with Section 4 of this Agreement, subject to compliance with applicable law, including rules of FINRA.

b.

Limits on Authority. Distributor shall act as an independent contractor and nothing herein contained shall constitute Distributor or its agents, officers or employees as agents, officers or employees of Insurer solely by virtue of their activities in connection with the distribution and sale of the Contracts hereunder. Distributor and its Representatives shall not have authority, on behalf of Insurer to make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend the time of paying any Premium; or to receive any monies or Premiums (except for the sole purpose of forwarding monies or Premiums to Insurer). Distributor shall not expend, nor contract for the expenditure of, the funds of Insurer. Distributor shall not possess or exercise any authority on behalf of Insurer other than that expressly conferred on Distributor by this Agreement.

3.	Solicitation Activities

a.

Distributor Representatives. No Distributor Representative shall solicit the sale of a Contract, or discuss the contracts with Selling Broker-Dealers, their Representatives, or their clients and prospects, unless at the time of such solicitation such individual is duly registered with FINRA and duly licensed with all applicable state insurance and securities regulatory authorities, and is duly appointed as an insurance agent of Insurer.

b.

Solicitation Activities. All solicitation and sales activities engaged in by Distributor and the Distributor Representatives with respect to the Contracts, including such activities with respect to Selling Broker-Dealers and their Representatives and clients or prospects, shall be in compliance with all applicable federal and state securities laws and regulations, FINRA rules, and all applicable insurance laws and regulations and the Agents Manual. In particular, without limiting the generality of the foregoing:

(1)

Distributor shall train, supervise and be solely responsible for the conduct of Distributor Representatives in their solicitation of Applications and Premiums, if any, and distribution of the Contracts, including such conduct with respect to Selling Broker-Dealers and their Representatives and clients or prospects, and shall supervise their compliance with applicable rules and regulations of any insurance or securities regulatory agencies that have jurisdiction over variable insurance product activities, including FINRA.

(2)

Neither Distributor nor any Distributor Representative shall offer, attempt to offer, or solicit Applications for, the Contracts or deliver the Contracts, in any state or other jurisdiction unless Insurer has notified Distributor that such Contracts may lawfully be sold or offered for sale in such state, and has not subsequently revised such notice.

(3)

Neither Distributor nor any Distributor Representative shall give any information or make any representation in regard to a class of Contracts in connection with the offer or sale of such class of Contracts that is not in accordance with the Prospectus for such class of Contracts, or in the then-currently effective prospectus or statement of additional information for a Fund, or in current advertising materials for such class of Contracts authorized by Insurer.

(4)

All Premiums paid by check or money order that are collected by Distributor or any of its Representatives, if any, shall be remitted promptly, and in any event not later than noon of the next business day, in full, together with any Applications, forms and any other required documentation, to the Service Center. Checks or money orders in payment of Premiums shall be drawn to the order of “Midland National Life Insurance Company.” Premiums may be transmitted by wire order from Distributor to the Service Center in accordance with the procedures set forth in the Agents Manual. If any Premium is held at any time by

Distributor, Distributor shall hold such Premium in a fiduciary capacity and such Premium shall be remitted promptly, and in any event not later than noon of the next business day, to Insurer. Distributor acknowledges that all such Premiums, whether by check, money order or wire, shall be the property of Insurer. Distributor acknowledges that Insurer shall have the unconditional right to reject, in whole or in part, any Application or Premium.

c.

Representations and Warranties of Distributor. Distributor represents and warrants to Insurer that Distributor is and shall remain registered during the term of this Agreement as a broker-dealer with the SEC under the 1934 Act, is a member of FINRA, and is duly registered under applicable state securities laws, and that Distributor is and shall remain during the term of this Agreement in compliance with Section 9(a) of the 1940 Act.

4.	Selling Broker-Dealers

Distributor shall ensure that sales of the Contracts by Selling Broker-Dealers comply with the following conditions, and any additional conditions Insurer may specify from time to time.

a.

Every Selling Broker-Dealer shall be both registered as a broker-dealer with the SEC and a member of FINRA and licensed as an insurance agency with authority to sell variable products or associated with an insurance agency so licensed. Any individuals to be authorized to act on behalf of Selling Broker-Dealer shall be duly registered with FINRA as representatives or principals of Selling Broker-Dealer with authority to sell variable products, and shall be licensed as insurance agents with authority to sell variable products. Distributor, or its designee, shall verify that Selling Broker-Dealer and its Representatives are duly licensed under applicable state insurance law to sell the Contracts (or, if Broker-Dealer is not so licensed, that it is associated with an entity so licensed).

b.

Every Selling Broker-Dealer (or, if applicable, its associated insurance agency) and each of its Representatives shall have been appointed by Insurer as required under applicable state insurance laws, provided that Insurer reserves the right to refuse to appoint any proposed person, or once appointed, to terminate such appointment.

c.

Every Selling Broker-Dealer must enter into a written selling agreement with Distributor and Insurer which selling agreement, among other things, will require such Selling Broker-Dealer to: (i) use its best efforts to solicit applications for Contracts; (ii) comply with applicable laws and regulations, including applicable state insurance and FINRA rules related to suitability, and (iii) comply with the Insurer’s rules and regulations as reflected in the Agents Manual or otherwise communicated to agents appointed by Insurer. The selling agreement will contain such other provisions as the Distributor and Insurer deems to be consistent herewith.

d.

In view of Insurer’s desire to ensure that Contracts will be sold to purchasers for whom the Contracts will be suitable, the written selling agreement shall require that Selling Broker-Dealers and their Representatives not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for the applicant. While not limited to the following, a determination of suitability shall be based on information supplied by an applicant after a reasonable inquiry concerning the applicant’s other security holdings, insurance and investment objectives, financial situation and needs. More specifically, the written selling agreement will compel compliance with: (i) any applicable state insurance suitability requirements and/or any applicable model suitability rule issued by the National Association of Insurance Commissioners; (ii) FINRA Rule 2320; and (iii) NASD Rule 2310 and, when applicable, its successor rule, FINRA Rule 2111.

e.

Pursuant to the written selling agreement, every Selling Broker-Dealer shall cause its personnel to comply with all applicable anti-money laundering laws, regulations, rules and government guidance currently and as may be amended, including, but not limited to, the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title Ill of the USA PATRIOT Act, its implementing regulations, and related SEC, FINRA and other self-regulatory organization rules. These requirements include requirements to identify and report currency transactions and suspicious activity, to implement a customer identification program to verify the identity of customers and to implement an anti-money laundering compliance program that includes policies, procedures and internal controls for complying with the BSA; policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity; a designated compliance officer or officers, training for employees and registered representatives; and an independent audit function.

5.	Marketing Materials

a.

Preparation and Filing. Distributor shall be primarily responsible for the design and preparation of all promotional, sales and advertising material relating to the Contracts. Distributor shall be responsible for filing such material, as required, with FINRA and any state securities regulatory authorities. Insurer shall be responsible for filing all promotional, sales or advertising material, as required, with any state insurance regulatory authorities. Insurer shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing the Prospectuses and Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required. The parties shall notify each other expeditiously of any comments provided by the SEC, FINRA or any securities or insurance regulatory authority on such material, and will cooperate expeditiously in resolving and implementing any comments, as applicable.

b.

Use in Solicitation Activities. Insurer shall be responsible for furnishing Distributor with such Applications, Prospectuses and other materials for use by Distributor and any Selling Broker-Dealers in their solicitation or wholesaling activities with respect to the Contracts. Insurer shall notify Distributor of those states or jurisdictions which require delivery of a statement of additional information with a prospectus to a prospective purchaser.

6.	Compensation and Expenses

a.

Insurer shall pay compensation for sales of the Contracts in accordance with Schedule 2 hereto. Upon Distributor’s request, Insurer may pay compensation payable to Distributor Representatives and Selling Broker-Dealers, on Distributor’s behalf as a purely ministerial service, subject to the provisions of Section 7 of this Agreement.

b.	Insurer shall pay all expenses in connection with:

(I)

the preparation and filing of each Registration Statement (including each pre-effective and post-effective amendment thereto) and the preparation and filing of each Prospectus (including any preliminary and each definitive Prospectus);

(2)	the preparation, underwriting, issuance and administration of the Contracts;

(3)	any registration, qualification or approval or other filing of the Contracts or Contract forms required under the securities or insurance laws of the states in which the Contracts will be offered;

(4)	all registration fees for the Contracts payable to the SEC; and

(5)	the printing of all promotional materials, definitive Prospectuses for the Contracts and any supplements thereto for distribution to existing Contract owners.

c.	Distributor shall pay the expenses incurred by Distributor or its Representatives for the purpose of carrying out the obligations of Distributor hereunder.

7.	Compliance

a.

Maintaining Registration and Approvals. Insurer shall be responsible for maintaining the registration of the Contracts with the SEC and any state securities regulatory authority with which such registration is required, and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered.

b.

Confirmations and 1934 Act Compliance. Insurer, as agent for Distributor, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b-10 under the 1934 Act acceptance of Premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder. Insurer shall maintain and preserve such books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. Insurer shall maintain all such books and records and hold such books and records on behalf of and as agent for Distributor whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act.

c.

Issuance and Administration of Contracts. Insurer shall be responsible for issuing the Contracts and administering the Contracts and the Separate Account; provided, however, that Distributor shall have full responsibility for the securities activities of any persons employed by the Insurer, engaged directly or indirectly in the Contract operations, and for the training, supervision and control of such persons to the extent of such activities also require such person to be a Distributor Representative.

8.	Investigations and Proceedings

Distributor and Insurer shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement. Without limiting the foregoing, Insurer and Distributor shall notify each other promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by either party with respect to the Contracts, whether such complaint or notice is received directly or through a Selling Broker-Dealer or otherwise.

9.	Indemnification

a.

By Insurer. Insurer shall indemnify and hold harmless Distributor and each person who controls or is associated with Distributor within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Distributor and/or any such person may become subject, under any statute or regulation, any FINRA rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1)

arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any Registration Statement or in any Prospectus; provided that Insurer shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to Insurer by Distributor specifically for use in the preparation of any such Registration Statement or any amendment thereof or supplement thereto;

(2)	result from any breach by Insurer of any provision of this Agreement.

This indemnification agreement shall be in addition to any liability that Insurer may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

b.

By Distributor. Distributor shall indemnify and hold harmless Insurer and each person who controls or is associated with Insurer within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Insurer and/or any such person may become subject under any statute or regulation, any FINRA rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1)

arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any Registration Statement or in any Prospectus, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by Distributor to Insurer specifically for use in the preparation of any such Registration Statement or any amendment thereof or supplement thereto

(2)	result from any breach by Distributor of any provision of this Agreement.

This indemnification shall be in addition to any liability that Distributor may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

c.

General. Promptly after receipt by a party entitled to indemnification (“indemnified person”) under this Section 9 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 9 (“indemnifying party”), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 9. The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relive such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending himself or itself.

The indemnification provisions contained in this Section 9 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Distributor or Insurer, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 9.

10.	Termination

This Agreement shall terminate automatically if it is assigned by a party without the prior written consent of the other party. This Agreement may be terminated at any time for any reason by either party upon 60 days’ written notice to the other party, without payment of any penalty. (The term “assigned” shall not include any transaction exempted from Section 15(b)(2) of the 1940 Act.) This Agreement may be terminated at the option of either party to this Agreement upon the other party’s material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 10 days after receipt of notice of breach from the non-breaching party. Upon termination of this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on Premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to Applications received by Insurer prior to termination.

11.	Confidentiality

The parties hereto acknowledge that as a result of this Agreement, each party may have access to and receive from the other party non-public personally identifiable financial and/or health information (“NPI”), as defined under federal and state law, regarding consumers, customers, former customers and/or their beneficiaries. The parties hereto agree to maintain the confidentiality of such NPI and shall not use, disclose, furnish or make accessible such NPI to anyone other than authorized employees and agents of that party as necessary to carry out the party’s obligations under this Agreement. Each party further agrees to establish and maintain administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the NPI. At the request of the party that owns the NPI, or in the absence of such request, upon termination of this Agreement, the other party shall promptly return all NPI which has been provided to it, or dispose of such NPI in a manner agreed upon by the parties, unless the party is required to maintain such NPI under federal or state laws or regulations.

12.	Miscellaneous

a.

Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto provided that neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

b.

Schedules. The parties to this Agreement may amend Schedule 1 to this Agreement from time to time to reflect additions of any class of Contracts and Separate Accounts. The provisions of this Agreement shall be equally applicable to each such class of Contracts and each Separate Account that may be added to the Schedule, unless the context otherwise requires. Insurer may amend Schedule 1 unilaterally, from time to time. Any other change in the terms or provisions of this Agreement shall be by written agreement between Insurer and Distributor.

c.

Rights. Remedies. etc. are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

d.	Notices. All notices hereunder are to be made in writing and shall be given:

if to Insurer, to:

        General Counsel

        Midland National Life Insurance Company

        8300 Mills Civic Parkway

        West Des Moines, IA 50266

if to Distributor, to:

        General Counsel

        Sammons Financial Network

        8300 Mills Civic Parkway

        West Des Moines, IA 50266

or such other address as such party may hereafter specify in writing. Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery.

f.

Interpretation: Jurisdiction. This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Iowa without giving effect to principles of conflict of laws.

Severability. This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

g.

Section and Other Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

h.	Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

i.

Regulation. This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and 1940 Act and the Regulations and the rules and regulations of FINRA, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified below.

MIDLAND NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Robert R. TeKolste

Name:	Robert R. TeKolste
Title: President, SIAG
Date: 08/04/2021

SAMMONS FINANCIAL NETWORK, LLC

By:	/s/ William L. Lowe

Name:	William L. Lowe
Title: President, Sammons Institutional Group
Date: 08/14/2021

SCHEDULE 1

Separate Accounts and Contracts

Separate Accounts

1.	Midland National Life Separate Account C

2.	Midland National Life Separate Account A

Classes of Contracts

1.	LiveWell VA

2.	Contingent Deferred Annuity (333-254710)

3.	Registered Index-Linked and Variable Annuity (333-255059)

4.	Funding Agreement (333-233821)

SCHEDULE 2

Compensation

Insurer shall pay Distributor an amount of 1% on the Premiums or Contributions collected with respect to the Contracts. The payments shall be made monthly in arrears.